Contact:
Clark Holdings Inc.	Brainerd Communicators, Inc.
Timothy Teagan	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(609) 396-1100	(212) 986-6667

Clark Holdings Inc. Announces Fourth Quarter and 2007 Year End Results

Domestic EBIT Increases 28.2% in Fourth Quarter and 24.0% for the Full Year

Company Provides Outlook for 2008

Board of Directors Announces Warrant Repurchase Program

New York, NY, March 5, 2008 – Clark Holdings Inc. (AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced financial results for its fourth quarter and year ended December 29, 2007.

Summarized financial results for the quarter and year ended December 29, 2007 are as follows (dollars in thousands):

(unaudited)

	13 Weeks Ended December 29, 2007		13 Weeks Ended December 30, 2006	% Change	Year Ended December 29, 2007		Year Ended December 30, 2006	% Change

Gross profit
Domestic	$5,650		5,447	3.7%	23,137		21,755	6.4%
International	1,309		1,602	(18.3)%	5,635		6,869	(18.0)%
Consolidated	6,959		7,049	(1.3)%	28,772		28,624	0.5%
Pro-forma income from operations before interest and taxes
Domestic	1,244		970	28.2%	7,592		6,123	24.0%
International	(117)		284	(141.2)%	422		1,443	(70.8)%
Consolidated	$1,127	(1)	1,254	(10.1)%	8,014	(2)	7,566	5.9%
(1)	Excludes one-time acquisition related expenses totaling $300,000 and a one-time correction of payroll accrual of $77,000.
(2)	Excludes one-time acquisition related expenses totaling $609,000, a one-time correction of payroll accrual of $77,000, and a one-time, non-recurring severance expense of $280,000.

Fourth Quarter Financial Highlights

•	Fourth quarter domestic gross profit increased 3.7% to $5.7 million compared to $5.4 million last year
•	Domestic operating income, excluding transaction costs, increased 28.2% to $1.2 million in 4Q07
•	Fourth quarter gross profit margin was stable at 36.6% compared with 36.5% a year ago

“We experienced strong growth in our domestic operations in 2007, with gross profit and EBIT increasing 6.4% and 24.0%, respectively,” said Tim Teagan Chief Executive Officer of Clark Holdings. “Our overall performance in the fourth quarter was solid despite the current economic climate and a negative comparison due to our decision to discontinue our international operations and focus resources on expanding our domestic business. In 2008, we expect to build on the robust gross profit and EBIT performance of our domestic business through the execution of an accelerated growth strategy that includes acquisition opportunities as well as numerous organic initiatives such as expanding our geographic footprint and customer base, entering new industry verticals, and creating additional service offerings.”

Fourth Quarter Results

The Clark Group reported gross revenues of $19.0 million in the fourth quarter of 2007, compared to gross revenues of $19.3 million in the same period last year. Domestic gross revenue was unchanged while international gross revenue declined as Clark continued to reposition the international business for future growth.

Gross profit margin increased slightly to 36.6% from 36.5% despite the impact of higher fuel costs, as the company was able to capitalize on a softer freight environment. The domestic business continued to drive growth at Clark, with domestic gross profit for the fourth quarter of 2007 up 3.7% to $5.7 million compared to domestic gross profit of $5.4 million in the same period last year. International gross profit for the fourth quarter of 2007 was $1.3 million, an 18.3% decline compared to the same period last year. Total gross revenue declined slightly to $19.0 million from $19.3 million.

Fourth quarter operating income, excluding $300,000 of transaction expenses and $77,000 of a one time correction to a payroll accrual, declined 10.1% to $1.1 million in the fourth quarter of 2007, compared with $1.3 million in the same period last year. Domestic operating income increased 28.2% and offset much of the decline in international operating income in the fourth quarter. Overall corporate margin decreased to 16.2% from 17.8% due to the decline in international gross margin.

2007 Full Year Results

Gross revenues were $75.8 million in 2007, compared to revenues of $76.6 million in the same period last year. Domestic gross revenue increased 2.3% while international gross revenue declined 14.9% due to the closing of the company’s UK operations and the subsequent repositioning of the international business.

Full year gross profit for 2007 was $28.8 million, compared to gross profit of $28.6 million in the same period last year. Domestic gross profit for 2007 was $23.1 million, up 6.4% compared to domestic gross profit of $21.8 million in 2006. International gross profit for 2007 was $5.6 million, an 18.0% decline compared to 2006.

Pro-forma EBIT for 2007 was $8.0 million, an increase of 5.9% compared to $7.6 million in 2006. Pro-forma domestic EBIT for 2007 was $7.6 million, up 24.0% compared to $6.1 million in 2006. Clark’s domestic margins benefited from a softer overall transportation market and stable shipper demand. Pro-forma international EBIT for 2007 was $0.4 million, a 70.8% decline compared to $1.4 million in 2006.

2008 Outlook

Clark Holdings expects 2008 EPS to be within the range of $0.32 to $0.42 per diluted share. The guidance is based on our economic assumption for 2008 GDP growth in the range of -1% to +2% for 2008, continued market share gains in the domestic market and some improvement in international results by the third quarter. The outlook assumes lower operating margins in 2008 from public company costs and investments in various growth initiatives. The company expects its effective tax rate to be approximately 40% in 2008.

Warrant Repurchase Program

The Board of Directors announced that it has established a warrant repurchase program and authorized a maximum of $3 million for the purchase of Clark Holdings warrants. Repurchases will be made from time to time in the open market and through privately negotiated transactions, subject to market conditions. No minimum number of warrants to be repurchased has been fixed. There is no timeframe to complete the repurchase program and it is expected that warrant repurchases will be paid using existing and future cash generated by operations.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CLARK HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In Thousands)

	December 29, 2007	December 30, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,472	$4,075
Accounts receivable	6,362	6,229
Other receivables	358	106
Prepaid expenses	947	952
Current assets of discontinued operations	437	784
Total current assets	9,576	12,146
PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,413	1,705
Goodwill	10,871	10,871
Other Assets	11	46
Total assets	$21,871	$24,768
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,785	$7,246
Accrued expenses and other payables	1,442	2,098
Current liabilities of discontinued operations	126	556
Total current liabilities	8,353	9,900
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Voting common stock par value $1, 2,500 shares authorized, 910 shares issued at December 31, 2007 and December 31, 2006, respectively	1	1
Non-voting common stock par value $1, 22,500 shares authorized, 8,190 shares issued at December 31, 2007 and December 31, 2006, respectively	8	8
Additional paid in capital	1,041	1,041
Retained earnings	12,468	13,818
Total stockholders’ equity	13,518	14,868
Total liabilities and stockholders’ equity	$21,871	$24,768

CLARK HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Thousands)

	13 Weeks Ended December 29, 2007	13 Weeks Ended December 30, 2006	52 Weeks Ended December 29, 2007	52 Weeks Ended December 30, 2006

GROSS REVENUES	$19,012	$19,332	$75,804	$76,603
FREIGHT EXPENSE	$(12,053)	$(12,283)	$(47,032)	$(47,979)
Gross Profit	6,959	7,049	28,772	28,624
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	$(6,209)	$(5,795)	$(21,724)	$(21,058)
Income from operations	750	1,254	7,048	7,566
INTEREST INCOME	9	34	32	71
INTEREST EXPENSE	(1)	(4)	(38)	(30)
Income before income taxes	758	1,284	7,042	7,607
INCOME TAX EXPENSE	(48)	(135)	(48)	(135)
INCOME FROM CONTINUING OPERATIONS	710	1,149	6,994	7,472
LOSS FROM DISCONTINUED OPERATIONS	(2)	(128)	(2,044)	(435)
NET INCOME	$708	$1,021	$4,950	$7,037
Pro Forma Reconciliation
Income From Operations	750	1,254	7,048	7,566
Plus one-time acqusition expenses-3rd & 4th quarters	300		609
Plus one-time correction of payroll accrual	77		77
Plus one-time non recurring severance expense-1st quarter	—		280
Adjusted Income from continuing operations before interest & taxes–Consolidated	1,127	1,254	8,014	7,566